Exhibit 10.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              PLATO LEARNING, INC.

                          WILC ACQUISITION CORPORATION

                                       AND

                    WASATCH INTERACTIVE LEARNING CORPORATION

                          DATED AS OF JANUARY 31, 2001


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                                TABLE OF CONTENTS


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                                                              ----

ARTICLE I THE MERGER; EFFECTIVE TIME; CLOSING...............   1
  1.1 The Merger............................................   1
  1.2 Closing...............................................   1
  1.3 Effective Time........................................   1
  1.4 Effect of the Merger..................................   2
ARTICLE II CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE
  SURVIVING CORPORATION.....................................   2
  2.1 Certificate of Incorporation; Name....................   2
  2.2 Bylaws................................................   2
ARTICLE III DIRECTORS AND OFFICERS OF THE SURVIVING
  CORPORATION AND PARENT....................................   2
  3.1 Directors of the Surviving Corporation................   2
  3.2 Officers of the Surviving Corporation.................   2
ARTICLE IV MERGER CONSIDERATION; CONVERSION OR CANCELLATION
  OF SHARES IN THE MERGER...................................   2
  4.1 Share Consideration for the Merger; Conversion or
     Cancellation of Shares in the Merger...................   2
  4.2 Payment for Shares in the Merger......................   3
  4.3 Cash For Fractional Parent Shares.....................   5
  4.4 Transfer of Shares after the Effective Time...........   5
  4.5 Investment of the Stock Merger Exchange Fund and
     Fractional Securities Fund.............................   5
  4.6 Lost Certificates.....................................   5
  4.7 Further Assurances....................................   6
  4.8 Appraisal Rights......................................   6
ARTICLE V REPRESENTATIONS AND WARRANTIES....................   6
  5.1 Representations and Warranties of the Company.........   6
  5.2 Representations and Warranties of Parent and Merger
     Sub....................................................  20
ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS..............  27
  6.1 Conduct of Business of the Company....................  27
  6.2 No Solicitation.......................................  29
  6.3 Company Stockholders Meeting..........................  31
  6.4 S-3 Registration Statement and S-4 Registration
     Statement; Proxy Statement.............................  31
  6.5 Listing Application...................................  31
  6.6 Access to Information.................................  31
  6.7 Publicity.............................................  31
  6.8 Indemnification of Directors and Officers.............  32
  6.9 Affiliates............................................  32
  6.10 Maintenance of Insurance.............................  32
  6.11 Representations and Warranties.......................  33
  6.12 Filings; Reasonable Best Efforts to Consummate
     Transactions...........................................  33
  6.13 Tax-Free Reorganization Treatment....................  33
  6.14 Company Options......................................  33
  6.15 Accountant's Comfort Letters.........................  33
  6.16 Debentures...........................................  33
  6.17 Employee Benefits....................................  34
  6.18 Company Warrants.....................................  34
  6.19 Voting Agreement.....................................  34


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  6.20 Business of Parent Pending Closing................... 34
  6.21 Fairness Opinion..................................... 34
ARTICLE VII CONDITIONS...................................... 35
  7.1 Conditions to Each Party's Obligations................ 35
  7.2 Additional Conditions to the Obligations of the
     Company................................................ 35
  7.3 Additional Conditions to the Obligations of Parent.... 36
ARTICLE VIII TERMINATION.................................... 37
  8.1 Termination by Mutual Consent......................... 37
  8.2 Termination by either the Company or Parent........... 37
  8.3 Termination by the Company............................ 37
  8.4 Termination by Parent................................. 37
  8.5 Effect of Termination; Termination Fee................ 38
ARTICLE IX MISCELLANEOUS AND GENERAL........................ 39
  9.1 Payment of Expenses................................... 39
  9.2 Non-Survival of Representations and Warranties........ 39
  9.3 Modification or Amendment............................. 39
  9.4 Waiver of Conditions.................................. 39
  9.5 Counterparts.......................................... 39
  9.6 Governing Law......................................... 39
  9.7 Notices............................................... 39
  9.8 Entire Agreement; Assignment.......................... 40
  9.9 Parties in Interest................................... 40
  9.10 Certain Definitions.................................. 40
  9.11 Obligations of Subsidiary............................ 41
  9.12 Severability......................................... 41
  9.13 Specific Performance................................. 42
  9.14 Trial by Jury........................................ 42
  9.15 Captions............................................. 42


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                            GLOSSARY OF DEFINED TERMS


Acquisition Proposal........................................ Section 6.2(f)(i)
Agreement................................................... Introduction
Authorized Representatives.................................. Section 6.6
Certificates of Merger...................................... Section 1.3
Certificates................................................ Section 4.2(b)
Closing..................................................... Section 1.2
Closing Date................................................ Section 1.2
COBRA....................................................... Section
                                                                5.1(m)(iii)(7)
Code........................................................ Recitals
Company..................................................... Introduction
Company Acquisition Transaction............................. Section 6.2(f)(ii)
Company Affiliates.......................................... Section 6.9
Company Disclosure Schedule................................. Section 5.1
Company Financial Advisor................................... Section 6.21
Company Financial Statements................................ Section 5.1(h)(ii)
Company Intellectual Property Rights........................ Section 5.1(n)(xii)
Company Material Contract................................... Section 5.1(o)
Company Option.............................................. Section 5.1(b)
Company Option Plans........................................ Section 5.1(b)
Company Owned Software...................................... Section 5.1(n)(xi)
Company SEC Reports......................................... Section 5.1(h)(i)
Company Scheduled Plan...................................... Section 5.1(m)(i)
Company Shares.............................................. Section 4.1(a)
Company Stockholder Approval................................ Section 6.3
Company Stockholder Meeting................................. Section 6.3
Company Termination Fee..................................... Section 8.5(b)
Company Warrant Agreements.................................. Section 4.1(d)
Company Warrants............................................ Section 4.1(d)
Debentures.................................................. Section 9.10(a)
Debenture Warrants.......................................... Section 9.10(b)
Delaware Certificate of Merger.............................. Section 1.3
DGCL........................................................ Section 1.1
Dissenting Stockholders..................................... Section 4.8
Effective Time.............................................. Section 1.3
Environmental Costs and Liabilities......................... Section 5.1(q)
Environmental Laws.......................................... Section 5.1(q)
ERISA....................................................... Section 9.10(c)
Exchange Act................................................ Section 5.1(f)
Exchange Agent.............................................. Section 4.2(a)
Exchange Ratio.............................................. Section 4.1(a)
Fractional Securities Fund.................................. Section 4.3
GAAP........................................................ Recitals
Governmental Entity......................................... Section 9.10(d)
Hazardous Material.......................................... Section 5.1(q)
HSR Act..................................................... Section 5.1(f)
Indemnified Party........................................... Section 6.8(a)
Knowledge................................................... Section 9.10(e)
Lock-Up Agreement........................................... Section 7.3(g)
Material Adverse Effect..................................... Section 9.10(f)
Merger...................................................... Recitals


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Merger Consideration........................................ Section 4.2(a)
Merger Sub.................................................. Introduction
NASDAQ...................................................... Section 6.5
Necessary Authorizations.................................... Section 5.1(t)
NFCC........................................................ Section 6.1(b)(ii)
OTC......................................................... Section 5.1(p)
Parent...................................................... Introduction
Parent Disclosure Schedule.................................. Section 5.2
Parent Financial Statements................................. Section 5.2(g)(ii)
Parent Intellectual Property Rights......................... Section 5.2(xi)
Parent Owned Software....................................... Section 5.2(n)(x)
Parent SEC Reports.......................................... Section 5.2(g)(i)
Parent Shares............................................... Section 4.1(a)
Parent Share Market Value................................... Section 9.10(g)
Parent Termination Fee...................................... Section 8.5(c)
Parties..................................................... Introduction
PBGC........................................................ Section 5.1(m)(ii)
Person...................................................... Section 9.10(h)
Plan Affiliate.............................................. Section 9.10(i)
Proxy Statement............................................. Section 6.4
Registration Statements..................................... Section 5.1(k)
Representative.............................................. Section 6.2(b)
Restraints.................................................. Section 7.1(c)
Returns..................................................... Section 5.1(m)(i)
S-3 Registration Statement.................................. Section 6.4
S-4 Registration Statement.................................. Section 6.4
SEC......................................................... Section 4.8
Securities Act.............................................. Section 5.1(f)(i)
Significant Tax Agreement................................... Section 9.10(j)
Software.................................................... Section 9.10(k)
Stock Merger Exchange Fund.................................. Section 4.2(a)
Subsidiary.................................................. Section 9.10(l)
Substitute Warrants......................................... Section 4.1(d)
Superior Proposal........................................... Section 6.2(f)(iii)
Surviving Corporation....................................... Section 1.1
Tax......................................................... Section 9.10(m)
Taxes....................................................... Section 9.10(m)
Termination Fee............................................. Section 8.5(b)
Third Party................................................. Section 6.2(b)
Voting Agreement............................................ Recitals
Washington Certificate of Merger............................ Section 1.3
WCBA........................................................ Section 1.1

                                    EXHIBITS

Form of Voting Agreement.................................... Exhibit A
By-laws of the Surviving Corporation........................ Exhibit B
Form of Employment Agreement -- Morris...................... Exhibit C
Form of Employment Agreement -- Loomis...................... Exhibit D
Form of Lock-Up Agreement................................... Exhibit E


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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 31, 2001, by and among PLATO LEARNING, INC., a Delaware corporation ("Parent"), WILC ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and WASATCH INTERACTIVE LEARNING CORPORATION, a Washington corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties".

                                    RECITALS

     WHEREAS, the Board of Directors of each of Parent and the Company have determined that it is in the best interests of each corporation and their respective stockholders that the parties consummate the business combination transaction provided for herein in which Merger Sub will merge with and into the Company (the "Merger") and, in furtherance thereof, have approved this Agreement, the Merger and the transactions contemplated by this Agreement and declared the Merger advisable;

     WHEREAS, pursuant to the Merger, the issued and outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate determined herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

     WHEREAS, in connection with and immediately prior to the execution and delivery of this Agreement, and as a condition to Parent's willingness to enter into this Agreement, certain holders of Company Shares (as hereafter defined) are each entering into a stockholder voting agreement in the form attached as Exhibit A hereto (the "Voting Agreement").

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

                                    ARTICLE I

                       THE MERGER; EFFECTIVE TIME; CLOSING

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), and the Washington Business Corporation Act, as amended (the "WBCA"), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and the WBCA. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

     1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Winston & Strawn, 35 W. Wacker Drive, Chicago, Illinois, on the first business day after all of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived (subject to applicable law), or such other date, time or place as is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as, the "Closing Date").

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     1.3 Effective Time. Subject to the provisions of this Agreement, the
Parties shall cause the Merger to be consummated on the close of business on the Closing Date by filing (i) the certificate of merger of Merger Sub and the Company with the Secretary of State of the State of Delaware (the "Delaware Certificate of Merger") in such form as required by, and executed in accordance with, the relevant provisions of the DGLC and (ii) the articles of merger of Merger Sub and the Company with the Secretary of State of the State of Washington (the "Washington Certificate of Merger," and together with the Delaware Certificate of Merger, the "Certificate of Mergers") in such form as required by, and executed in accordance with, the relevant provisions of the WBCA, each as soon as practicable on or before the Closing Date. The Merger shall become effective at the close of business on the Closing Date or, if later, such time as the Certificate of Mergers are duly filed with the Secretary of State of Delaware and the Secretary of State of the State of Washington, as the case may be, or at such subsequent date or time as the Parties shall agree and specify in the Certificate of Mergers (the date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     1.4 Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE II

                        CERTIFICATE OF INCORPORATION AND
                      BY-LAWS OF THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation; Name. At and after the Effective Time, the articles of incorporation of the Merger Sub shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     2.2 Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                                   ARTICLE III

         DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION AND PARENT

     3.1 Directors of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Sub as of the Effective Time will be the directors of the Surviving Corporation.

     3.2 Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the officers of the Merger Sub as of the Effective Time will be the officers of the Surviving Corporation.

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                                   ARTICLE IV

    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

     4.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, the manner of converting or canceling shares of the Company and Parent shall be as follows:

          (a) Conversion of Company Stock. Each share of common stock, $0.0001 par value of the Company ("Company Shares") issued and outstanding immediately prior to the Effective Time (excluding any Company Shares described in Section 4.1(b)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive an aggregate amount (the "Exchange Ratio") of validly issued, fully paid and non-assessable shares of common stock, $0.01 par value, of Parent (collectively, "Parent Shares") equal to (i) (A) 12,000,000 divided by (B) the Parent Share Market Value (as hereafter defined) divided by (ii) the aggregate number of issued and outstanding Company Shares immediately prior to the Effective Time; provided, that fractional Parent Shares shall be paid for in accordance with this Section 4.1(a) and Section 4.3. All Company Shares to be converted into Parent Shares pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Shares specified above and cash in lieu of fractional shares in accordance with the further provisions contained in Section 4.3.

          (b) Cancellation of Parent Owned and Treasury Stock. All of the Company Shares that are owned by Parent, any direct or indirect wholly-owned subsidiary of Parent or by the Company as treasury stock shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no Parent Shares or other consideration shall be delivered in exchange therefor.

          (c) Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one
     (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

          (d) Outstanding Warrants. Each outstanding warrant to purchase Company Shares (each, a "Company Warrant") prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Shares and shall be converted automatically, at the Effective Time (in accordance with the further provisions contained in Section 6.19), into and represent a warrant to purchase, on the same terms and conditions as were applicable under the Company Warrant (taking into account any changes thereto), Parent Shares ("Substitute Warrants"), and Parent shall assume each such Substitute Warrant subject to the terms of the agreements evidencing grants thereunder (the "Company Warrant Agreements"), provided, however, that from and after the Effective Time: (i) the number of Parent Shares purchasable upon exercise of the Substitute Warrant shall be equal to the number of Parent Shares that were purchasable under the Substitute Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (ii) the per share exercise price under each Substitute Warrant shall be

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     adjusted by dividing the per share exercise price of each Substitute
     Warrant by the Exchange Ratio, rounded up to the nearest cent. The terms of each Substitute Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Parent Shares subsequent to the Effective Time.

          (e) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Company Shares or Parent Shares shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

     4.2 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

          (a) Exchange Agent. On or prior to the Closing Date, Parent shall appoint a commercial bank or trust company having net capital of not less than $300,000,000 or a wholly-owned subsidiary thereof to act as exchange agent (the "Exchange Agent") hereunder for the purposes of exchanging certificates for Company Shares. At or prior to the Effective Date, Parent shall deposit with the Exchange Agent in trust for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the fractional Parent Shares required to be delivered pursuant to Sections 4.1 and 4.3(collectively, the "Merger Consideration," and the certificates representing the Parent Shares comprising the Merger Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Stock Merger Exchange Fund and the Fractional Securities Fund (as hereafter defined). The Stock Merger Exchange Fund and the Fractional Securities Fund shall not be used for any purpose other than as set forth herein.

          (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of outstanding Company Shares (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties and (ii) instructions for use in effecting the surrender of the certificates representing Company Shares ("Certificates") for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents as may be required by the Exchange Act, the holder of such Certificate shall be entitled to receive in exchange for each of the Company Shares represented by the Certificates held of record by such holder (1) one or more Parent Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 4.1(a) and (2) a check in the amount equal to the cash that such holder has the right to receive in lieu of any fractional Parent Shares pursuant to Sections 4.1 and 4.3. No interest will be paid or will accrue on any cash payable pursuant to Sections 4.1 and 4.3. The Certificates so surrendered pursuant to this
     Section 4.2(b) shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration allocable to such Certificates.

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          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions that are declared or made with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares that such holder would be entitled to receive by reason of the Merger upon surrender of such Certificate and no cash payment in lieu of fractional Parent Shares shall be paid to any such holder pursuant to Sections 4.1 and 4.3 until such holder shall surrender such Certificate. Subject to the effect of applicable law, following surrender of any such Certificate, there shall be paid to such holder of Parent Shares issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Sections 4.1 and 4.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid prior to the time of such surrender with respect to such whole Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Shares. Any dividends or other distributions that are payable with respect to Parent Shares deliverable upon surrender of unexchanged Certificates shall be deposited by Parent in the Stock Merger Exchange Fund.

          (d) Transfers of Ownership. If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (e) No Liability. Neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Parent Shares or dividends thereon, or, in accordance with Sections 4.1 and 4.3, cash in lieu of fractional Parent Shares, delivered to a public official pursuant to applicable abandoned property, escheat or similar law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

          (f) Termination of Funds. Subject to applicable law, any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund which remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent or as otherwise directed by Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Merger Consideration for their Company Shares. Any such portion of the Stock Merger Exchange Fund and the Fractional Securities Fund remaining unclaimed by holders of Company Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity having jurisdiction thereover) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

          (g) No Further Ownership Rights in Company Shares. All Parent Shares issued and cash paid upon conversion of Company Shares in accordance with the terms of this Article IV (including any cash paid pursuant to Sections
     4.1 and 4.3) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Company Shares.

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     4.3 Cash For Fractional Parent Shares. No certificates or scrip or shares of Parent Shares representing fractional Parent Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of Parent Shares. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional Parent Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled multiplied by (ii) the Parent Share Market Value (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the "Fractional Securities Fund").

     4.4 Transfer of Shares after the Effective Time. No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

     4.5 Investment of the Stock Merger Exchange Fund and Fractional Securities Fund. The Exchange Agent shall invest any cash included in the Stock Merger Exchange Fund and the Fractional Securities Fund in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, in each case with maturities not exceeding seven days; provided, that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to Article IV and the other provisions of this Agreement. Any interest and other income resulting from such investments shall promptly be paid to Parent.

     4.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation (or Parent, as applicable), the posting by such Person of a bond in such reasonable amount as the Surviving Corporation (or Parent, as applicable) may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Company Shares formerly represented thereby and unpaid dividends and distributions on Parent Shares deliverable in respect thereof, pursuant to and in accordance with the terms of this Agreement.

     4.7 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     4.8 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by stockholders of the Company who did not vote in favor of the Merger and who comply with all of the relevant provisions of
Section 23B.13.230 of the WBCA (the "Dissenting Stockholders") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the WBCA. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Merger Consideration, attempted withdrawals of such demands and any other instruments served pursuant to the WBCA and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the WBCA. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then
(i) as of the occurrence of such event, such holder's Company Shares shall be converted into and represent the right to receive the Parent Shares issuable pursuant to Section 4.1, and (ii) promptly following the occurrence of such event, Parent shall deliver to the Exchange Agent the Merger Consideration to which such holder is entitled pursuant to Section 4.1.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.1 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.1, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.1 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

          (a) Corporate Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect on the Company. The Company has all requisite power and authority (corporate or otherwise) to own, lease and operate its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Material Adverse Effect on the Company. The copies of articles of incorporation and bylaws of the Company which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.0001 par value per share, of which 8,636,482 shares were issued and outstanding. Since November 15, 2000 to the date of this Agreement, there have been no issuances of Company Shares or any other securities of the Company other than issuances of Company Shares pursuant to options or rights outstanding as of November 15, 2000 under the stock option plans of the Company identified in Section 5.1(b) of the Company Disclosure Schedule (the "Company Option Plans"). All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights. The Company has no outstanding stock appreciation rights, phantom stock, restricted stock or similar rights. The Company does not own any interest in, or securities of, any Person and there are no subsidiaries of the Company. As of the date of this Agreement, except for options to purchase 895,000 Company Shares issued pursuant to the Company Option Plans, there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company is a party, or by which the Company may be bound, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company. Section 5.1(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the holders of all Company Options (as hereafter defined) and the number of Company Shares subject to all outstanding options to purchase Company Shares (each, a "Company Option"), warrants or other rights to purchase or receive Company Shares granted under the Company Option Plans, warrants or otherwise, the dates of grant, the terms of vesting and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from the Company have been issued or granted or accelerated or had their terms modified since November 15, 2000 to the date of this Agreement. The transactions contemplated by this Agreement will accelerate the vesting of all the outstanding Company Options. The Company has the power and right not to issue additional options under the Company Option Plans without any liability. No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding. Except as otherwise set forth in this Section 5.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. Except for the Voting Agreement, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. No existing rights with respect to the registration of Company Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any Parent Shares issuable in connection with the Merger.

          (c) [Intentionally Omitted]

          (d) Authority Relative to this Agreement. The Board of Directors of the Company has declared the Merger fair and advisable for the Company's stockholders and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and, subject to the approval of the Merger by the stockholders of the Company in accordance with the WBCA, to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the stockholders of the Company in accordance with the WBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (e) Present Compliance with Obligations and Laws. The Company is not:
     (i) in violation of its articles of incorporation or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under clauses (iii) or (iv) would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (f) Consents and Approvals; No Violation.

             (i) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will: (A) conflict with or result in any breach of any provision of its articles of incorporation or bylaws; (B) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except (I) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (II) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (III) the filing of the applicable certificates evidencing the Merger pursuant to the DGCL and WBCA and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (IV) as may be required by any applicable state securities or "blue sky" laws, or (V) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement; (C) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company; (D) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect on the Company; or (E) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.1(f) are duly and timely obtained or made and the approval of the Merger by the stockholders of the Company in accordance with WBCA has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or to any of their respective assets, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

             (ii) The business and operations of the Company have been conducted in compliance with all applicable domestic and foreign statutes, regulations and rules regulating such business and operations except where the failure to so conduct such business and operations would not, individually or in the aggregate, have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

          (g) Litigation. There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company that, alone or in the aggregate, would be reasonably likely to result in obligations or liabilities of the Company that would have a Material Adverse Effect on the Company. The Company is not subject to any outstanding order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of the business by the Company, or Company's ability to perform its obligations under this Agreement or (ii) insofar as can be reasonably foreseen, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          (h) SEC Reports; Financial Statements.

             (i) Since November 30, 2000 the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (ii) The balance sheets and the related statements of income, stockholders' equity and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the financial position of the Company as of their respective dates and the results of its operations and its cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments). Since November 30, 2000, there has not been any material change by the Company in accounting principles, methods or policies for financial accounting purposes except as required by concurrent changes in GAAP.

          (i) No Liabilities; Absence of Certain Changes or Events. The Company does not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and there is no reasonable basis for the assertion of any material claim or liability of any nature against the Company, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Company Financial Statements for the period ending November 30, 2000, (ii) which have been incurred after November 30, 2000 in the ordinary course of business, consistent with past practice, or (iii) which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Since November 30, 2000, the business of the Company has been carried on only in the ordinary and usual course, and there has not been any Material Adverse Effect on the Company.

          (j) Brokers and Finders. The Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          (k) S-3 Registration Statement, S-4 Registration Statement and Proxy Statement/ Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-3 Registration Statement (as hereafter defined), the S-4 Registration Statement (as hereafter defined) or the Proxy Statement (as hereafter defined, and together with S-3 Registration Statement and S-4 Registration Statement, the "Registration Statements") will (i) in the case of each of the Registration Statements, at the time they become effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Registration Statements, the Company shall promptly inform Parent, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. Each of the Registration Statements will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.1(k), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statements based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

          (l) Taxes.

             (i) The Company has timely filed all federal, state, local and foreign returns, information, statements, and reports relating to Taxes ("Returns") required by applicable Tax law to be filed by the Company, except for any such failures to file that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes owed by the Company to a taxing authority, or for which the Company is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date of this Agreement, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements, except where failures to make such accruals or provisions would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

             (ii) Except to the extent that any such failure to withhold would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company has (A) withheld with respect to its employees all federal, state, local and foreign income taxes, FICA, FUTA and other Taxes required to be withheld, (B) paid all employer contributions and premiums and (C) filed all federal, state, local and foreign returns and reports with respect to employee income tax, withholding, social security and unemployment taxes and premiums.

             (iii) There is no Tax deficiency outstanding, proposed or assessed against the Company, except any such deficiency that, if paid, would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has not executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state, local or foreign Tax that is still in effect.

             (iv) No federal, state, local or foreign Tax audit or other examination of the Company is presently in progress, nor has the Company been notified in writing of any request for such federal or material state, local or foreign Tax audit or other examination, except in all cases for Tax audits and other examinations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has not entered into any closing agreement or other agreement which affects any Taxes of the Company for any taxable year ending after the Effective Date.

             (v) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

             (vi) The Company is not a party to (A) any agreement with a party other than the Company providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in clause (A). The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income tax purposes.

             (vii) The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

             (viii) The Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account. Neither the Internal Revenue Service nor any other agency has proposed to the Company any such adjustment or change. The Company does not have any application for accounting method changes pending with any taxing authorities that affect any taxable year ending after the Effective Date.

             (ix) The Company is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

             (x) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Section 280G of the Code.

             (xi) No asset of the Company is tax-exempt use property under
        Section 168(h) of the Code. No portion of the cost of any asset of the Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Section 103(a) of the Code. None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Section 168(f)(8) of the Code.

             (xii) The Company does not have nor has it ever had a permanent establishment in any foreign country or engages or has engaged in a trade or business in any foreign country.

             (xiii) Neither the Code nor any other provision of law requires Parent or Merger Sub to withhold any portion of the Merger Consideration.

             (xiv) In the past five years, the Company has not been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code other than as set forth on Section 5.1(l)(xiv) of the Company Disclosure Schedule, distributed a corporation (or been distributed) in a transaction that is reported to qualify under Section 355 of the Code.

             (xv) Section 5.1(l)(xv) of the Company Disclosure Schedule sets forth the amount of any net operating loss, net capital loss, unused investment credit, unused foreign tax, or excess charitable contribution allocable to the Company.

          (m) Employee Benefits.

             (i) Section 5.1(m)(i) of the Company Disclosure Schedule lists each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in
        Section 3(1) of ERISA), material personnel or payroll policy (including, but not limited to, vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, vision care, life or disability plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity-based plan), top hat plan or deferred compensation plan, salary reduction agreement (including, but not limited to, cafeteria benefit or dependent care), change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, indemnification agreement, retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor or any beneficiary or dependent thereof maintained, sponsored, adopted or administered by the Company or any former subsidiary or to which the Company or any current or former Plan Affiliate, or under or with respect to which the Company or any Plan Affiliate could reasonably be expected to have any liability, including (but not limited to) any plan subject to Section 412 of the Code, or any plan with any remaining liability or benefit obligation, that has been terminated by Company. Each plan, policy, program, arrangement, agreement or contract described in the preceding sentence, whether or not set forth in Section 5.1(m) of the Company Disclosure Schedule on the Company Financial Statement, is referred to in this Agreement as a "Company Scheduled Plan".

             (ii) The Company has delivered or made available to Parent a complete and accurate copy of each written Company Scheduled Plan, together with, if applicable: a copy of its audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three most recent plan years; the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan; a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan; the three most recent PBGC Forms 1 filed with respect to each such plan; the current summary plan description and summary of material modifications thereto with respect to each such plan; Form 5310 and any related filings with the Pension Benefit Guaranty Corporation (together with any entity succeeding to any or all of its functions, "PBGC") with respect to the last three (3) plan years for which those filings have yet been made; the general notification to employees of their rights under Code Section 4980B and form of letter distributed upon the occurrence of a qualifying event described in Code Section 4980B; and a copy or description of each other general explanation or written or oral communication which describes a material term of each Company Scheduled Plan that has not previously been disclosed to Parent pursuant to this
        Section 5.1(m). Section 5.1(m)(ii) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan. Except as set forth in Section 5.1(l) of the Company Disclosure Schedule, there are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by any unwritten Company Scheduled Plan.

             (iii) The representations in this Section 5.1(m)(iii) cover compliance issues with respect to the Company Scheduled Plans.

                (1) Each Company Scheduled Plan (A) has complied and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, income tax exemption, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) with respect to each Scheduled Company Plan that is intended to be tax-qualified under Section 401(a) of the Code, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service, and, to the knowledge of the Company, has experienced or presented no circumstances that would adversely affect its tax-qualified status.

                (2) With respect to each Company Scheduled Plan, there are no claims or other proceedings pending or, to the knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts known to the Company which could reasonably give rise to any material liability, claim or other proceeding against any Company Scheduled Plan, any fiduciary or plan administrator or other Person dealing with any Company Scheduled Plan or the assets of any such Company Scheduled Plan.

                (3) With respect to each Company Scheduled Plan, to the knowledge of the Company, no Person: (A) has entered into any "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code; (B) has materially breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any material liability for any failure to act or comply in connection with the administration or investment of the assets of the plan; or (D) has engaged in any transaction or otherwise acted with respect to the plan in a manner that could subject Parent, or any fiduciary or plan administrator or any other Person dealing with the plan, to material liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

                (4) Except as set forth in Section 5.1(m)(iii) of the Company Disclosure Schedule, each Company Scheduled Plan may be amended, terminated, modified or otherwise revised by the Company or Parent, as provided in the Company Scheduled Plan as so amended, on and after the Closing, without (A) further material liability to the Company or Parent (excluding ordinary administrative expenses and routine claims for benefit plans), including, but not limited to, any withdrawal liability under ERISA for any multiemployer plan or any liability under any Company Scheduled Plan subject to Title IV of ERISA or (B) additional vesting or acceleration of such benefits.

                (5) None of the Company or any current or former Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan that is a "multiemployer plan" as defined in Section 4001 of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of
           Section 3(40) of ERISA or any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                (6) Except as set forth in Schedule 5.1(m)(iii) of the Company Disclosure Schedule, there is no agreement, contract or arrangement to which Company is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or
           Section 404 of the Code.

                (7) No Company Scheduled Plan provides, reflects or represents any liability to provide retiree medical or other post-employment welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or other applicable continuation coverage statute, and neither the Company nor any Plan Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former employee, consultant or director (either individually or as a group) or any other person that any current or former employee(s) or other person would be provided with retiree medical or other post-employment welfare benefit, except to the extent required by an applicable continuation coverage statute like COBRA.

                (8) No Company Scheduled Plan has incurred an "accumulated funding deficiency," as that term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or
           Section 307 of ERISA. No event has occurred that has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the PBGC (except for payment of premiums) been incurred nor any reportable event within the meaning of Section 4043 of ERISA occurred with respect to any Company Scheduled Plan. The PBGC has not threatened or taken steps to institute the termination of any Company Scheduled Plan.

                (9) The requirements of COBRA and the Health Insurance Portability and Accountability Act, the requirements of the Family and Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, and any amendment to each such act, and any similar provisions of state law applicable to the employees or other individuals providing services to the Company or Plan Affiliate, have, in all material respects, been satisfied with respect to each Company Scheduled Plan.

                (10) All contributions, payments, premiums, expenses, reimbursements and accruals for all periods ending prior to the Closing for each Company Scheduled Plan (including periods from the first day of the current plan year to the Closing) shall have been timely made (if then due) or accrued on the Company financial statements (if not yet due) in accordance with generally applied accounting principles, including FAS 87, 88, 106 and 112. No Company Scheduled Plan has or could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of

           ERISA) that is not reflected on the Company financial statements. The same shall be true for all periods ending as of the Closing for each Company Scheduled Plan.

                (11) Neither the Company nor a Plan Affiliate has any liability
           (A) for the termination of any single employer plan under Section 4062 of ERISA or any multiple employer plan under Section 4063 of ERISA, (B) for any lien imposed under Section 302(f) of ERISA or
           Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or
           (E) for any minimum funding contributions under Section 302(c)(11) of ERISA or Code Section 412(c)(11).

                (12) All the Company Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither the Company nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

                (13) With respect to any Company Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA: (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements and (B) there is no disqualified benefit (as that term is defined in Code Section 4976(b)) which would subject the Company or any Plan Affiliate to a tax under Code Section 4976(a).

             (iv) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event, such as termination of employment)
        (A) entitle any current or former employee of the Company or a Plan Affiliate to severance pay, unemployment compensation or any other payment or benefit, (B) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate that plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any current employee or former employee of the Company or a Plan Affiliate, or (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available. No individual who is a party to an employment or change of control agreement listed in the Company Disclosure Schedule has terminated employment or has been terminated.

             (v) There has been no amendment to, written interpretation or announcement (whether written or otherwise) by the Company or other Plan Affiliates relating to, or change in participation or coverage under, any Company Scheduled Plan that would materially increase the expense of maintaining that plan above the level of expense incurred with respect to that plan for the most recent fiscal quarter included in the Company Financial Statements.

          (n) Company Intangible Property.

             (i) Company owns, or possesses a valid and enforceable license or otherwise possesses legally enforceable rights to use, all Company Intellectual Property Rights (as hereafter defined) that are necessary to conduct the business of the Company as currently conducted or planned to be conducted and has no restriction on the rights to use the same.

             (ii) Section 5.1(n)(ii) of the Company Disclosure Schedule contains a list and description (showing in each case the registered or other owner, registration, application or issue date and number, if any) of all Company Intellectual Property Rights.

             (iii) Section 5.1(n)(iii) of the Company Disclosure Schedule contains a list and description (showing in each case any licensee) of all Software (as hereafter defined) owned by or licensed to the Company excluding Software licensed to the Company having a fee less than five hundred dollars ($500).

             (iv) Section 5.1(n)(iv) of the Company Disclosure Schedule contains a list and description (showing in each case the parties thereto and the material terms thereof) of all material agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to (A) any copyright, patent right, servicemark or trademark listed in Section 5.1(n)(ii) of the Company Disclosure Schedule, (B) any trade secrets owned by, licensed to or used by the Company or (C) any Software listed in Section 5.1(n)(iii) of the Company Disclosure Schedule.

             (v) The Company is not nor will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including Software, which are used in the manufacture of, incorporated in, or form a part of any product of the Company. All such agreements of the Company are listed in Section 5.1(n)(v)of the Company Disclosure Schedule.

             (vi) (A) All patents, registered trademarks, service marks and copyrights held by the Company are valid and enforceable and any and all applications to register any unregistered copyrights, patent rights, servicemarks and trademarks to identified are pending and in good standing; and (B) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Company Intellectual Property Rights and Software owned by the Company, and the Company has no knowledge of any basis for any such action. The Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party. The conduct of the business of the Company does not violate or infringe any intellectual property rights owned or controlled by any third party, and there are no claims, proceedings or actions pending or, to the knowledge of the Company, threatened against the Company (A) alleging that the Company's activities infringe upon, violate or otherwise constitute the unauthorized use of any intellectual property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights, nor is there a valid basis for any such claim.

             (vii) The Company has taken reasonable measures to safeguard and maintain their proprietary rights in all Company Intellectual Property Rights owned by the Company. There has been no disclosure of any trade secret of the Company to any third party, other than pursuant to valid, enforceable, written non-disclosure agreements.

             (viii) The completion of the transactions contemplated by this Agreements will not alter or impair the right of the Company to use any of the Company Intellectual Property Rights.

             (ix) All Company Intellectual Property Rights owned by the Company have been (A) acquired from a person or entity having full, effective and exclusive ownership thereof, (B) developed or created by employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereof either: (1) with respect to copyrightable materials, is a party to a "work-for-hire" agreement under which the Company or any predecessor in interest thereof is deemed to be the original owner/author of all property rights therein; or (2) with respect to copyrightable or patentable materials or materials subject to trade secret protection, has executed an assignment or an agreement to assign in favor of the Company or any predecessor in interest thereof, of all right, title and interest in such material.

             (x) Correct and complete copies of: (A) registrations for all registered copyrights, issued patents, and registered trademarks identified in Section 5.1(n)(ii); and (B) all pending applications to register unregistered copyrights, patent rights and trademarks identified in Section 5.1(n)(ii) of the Company Disclosure Schedule as being owned by the Company (together with any subsequent correspondence or filings relating to the foregoing) have heretofore been delivered by the Company to the Parent.

             (xi) Excluding the Software identified in Section 5.1(n)(xi)of the Company Disclosure Schedule, (A) the Software owned or exclusively licensed by the Company is not subject by agreement to any transfer, assignment, site, equipment, or other operational limitations; (B) the Company has maintained and protected the Software that it owns (the "Company Owned Software") (including, without limitation, all source code and system specifications) with appropriate proprietary notices (including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. sec. 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein; (C) the Owned Software has been registered or is eligible for protection and registration under applicable U.S. copyright law and has not been forfeited to the public domain; (D) the Company has copies of all releases or separate versions of the Company Owned Software so that the same may be subject to registration in the United States Copyright Office; (E) the Company has complete and exclusive right, title and interest in and to the Company Owned Software; (F) the Company has developed the Company Owned Software through its own efforts and for its own account; (G) the Company Owned Software does not infringe any copyright of any other Person; (H) any Company Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or "proprietary") language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Company; and (i) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Company Owned Software by any other Person.

             (xii) "Company Intellectual Property Rights" means any or all of the following and all rights in, arising out of, or associated therewith, whether registered or unregistered, as applicable: (i) United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions and discoveries (whether or not patentable), disclosures, trade secrets, formulae, methods, proprietary information, know-how technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor and all other corresponding rights thereto throughout the world; (iv) industrial designs and any registrations and applications therefor throughout the world; (v) trade names, logos, common law trademarks and service marks; trademark and servicemark registrations and applications therefor and all goodwill associated therewith throughout the world, (vi) data bases and data collections and all rights therein throughout the world; (vii) all Software, all Web addresses, sites and domain names; (viii) any similar corresponding or equivalent rights to any one of the foregoing; and (ix) all documentation directly related to any of the foregoing.

          (o) Agreements, Contracts and Commitments; Material Contracts. Except as set forth in the Section 5.1(o) of the Company Disclosure Schedule, as of the date of this Agreement, the Company is not a party to or bound by:

             (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company and with outstanding obligations in excess of $100,000;

             (ii) any employment or consulting agreement, contract or commitment with any officer, director or other principal employee. Attached hereto as Section 5.1(o) of the Company Disclosure Schedule is a list of the top five compensated officers or employees as of the last fiscal year ended and their current salary;

             (iii) any agreement of indemnification or guaranty by the Company not entered into in the ordinary course of business other than indemnification agreements between the Company and any of its officers or directors in standard forms as filed by the Company with the SEC;

             (iv) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or conduct business in any geographical area, compete with any person;

             (v) any joint venture, partnership, and other contract (however named) involving a sharing of profits or losses by the Company with any other Person;

             (vi) any contract for capital expenditures in excess of $50,000;

             (vii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

             (viii) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $50,000, in any case, which includes all escrow and earn-out agreements with outstanding obligations; or

             (ix) any other material contract or agreement of the Company and that involves payment of $50,000 or more not otherwise listed in any other section of the Company Disclosure Schedule.

     A true and complete copy (including all amendments) of each contract or other agreement required to be disclosed by this Section 5.1(o) (a "Company Material Contract") (or if standard forms are used, copies of the applicable forms with an indication of any material differences from the actual listed Company Material Contract), or a summary of each oral contract, has been made available to Parent. Each Company Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms against the Company, except (a) that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company of the Company or, to the knowledge of the Company, any other party thereto under, or result in a right in termination of, any Company Material Contract, except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company. Except as provided for herein, at the Effective Time, no Person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause the Company to appoint a Person as, a director of the Company.

          (p) Listings. The Company's securities are not listed or quoted for trading on any U.S. domestic or foreign securities exchange other than the NASD OTC Bulletin Board (the "OTC").

          (q) Environmental Matters. Except as disclosed in Section 5.1(q) of the Company Disclosure Schedule, (i) the Company and the operations, assets and properties thereof are in material compliance with all Environmental Laws and, to the Company's knowledge, any operations, assets and properties formerly owned or leased by the Company were in material compliance with all Environmental Laws during the Company's period of ownership or operation; (ii) there are no judicial or administrative actions, claims, suits, judgments, orders, decrees, proceedings, information requests or investigations pending or, to the knowledge of the Company, threatened against the Company alleging the violation of or liability under any Environmental Law and the Company has not received notice from any Governmental Entity or Person alleging any violation of or liability under any Environmental Laws; (iii) to the knowledge of the Company after due inquiry, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or any real property currently or previously owned, operated or leased by the Company that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) the Company has never generated, transported, treated, stored, recycled, handled, disposed of or released or threatened to release any Hazardous Material at any site, location or facility in a manner that has created, or, to the knowledge of the Company, could create any material Environmental Costs and Liabilities, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned, leased or used by the Company in a manner that could create any material Environmental Costs and Liabilities. The Company has provided to Parent and Merger Sub any and all documents, correspondence, pleadings, reports, (including, without limitation, environmental site assessment reports and compliance audits), assessments, analytical results, permits, or other records concerning Environmental Laws, Hazardous Materials or other environmental subjects related to the Company or any real property currently or previously owned, operated or leased. For the purpose of this
     Section 5.1(q), the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, liens, actions, claims, diminutions in value, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under or relating to matters covered by any Environmental Law; (Y) "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, permits, licenses, authorizations, requirements, directives of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C.

     Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., Occupational Safety and Health Act 29 U.S.C.
     Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes; and (Z) "Hazardous Material" means any substance, material or waste regulated or defined by any Environmental Law, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" and including but not limited to petroleum and petroleum products including crude oil and any fraction thereof, natural gas and synthetic gas and mixtures thereof, radioactive substances, asbestos and polychlorinated biphenyls.

          (r) Sufficient Assets; Properties.

             (i) The Company owns or leases all equipment, furniture, fixtures, improvements and other tangible assets necessary and sufficient for the conduct of its business as presently conducted.

             (ii) The Company has good and marketable title to, or a valid leasehold interest in, the real and personal property material to the operation of its business. None of such property is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest which would have a Material Adverse Effect on the Company. Since November 15, 2000, there has not been any sale, lease, or any other disposition or distribution by the Company of any of its assets or properties material to the Company.

             (iii) The Company does not own any real property or any interest in real property, except for the real property, leaseholds created under the real property leases and any licenses or usufructs identified in
        Section 5.1(r) of the Company Disclosure Schedule. Section 5.1(r) of the Company Disclosure Schedule lists such real property and the premise covered by such leases, as applicable. The Company enjoys peaceful and undisturbed possession of such premises.

             (iv) All leases or licenses, whether oral or written, pursuant to which the Company leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and there exists no default thereunder that would have a Material Adverse Effect on the Company.

          (s) Labor and Employee Relations.

             (i) (A) None of the employees of the Company is represented in his or her capacity as an employee thereof by any labor organization; (B) the Company has not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the knowledge of the Company, there is no active or current union organization activity involving the employees of the Company, nor has there ever been union representation involving employees of the Company.

             (ii) As of the date of this Agreement, except for complaints which, in the aggregate, do not represent claims which could reasonably involve liabilities in excess of $25,000, there are no complaints against the Company pending or, to the knowledge of the Company, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of the Company and at Closing there will be no such pending or threatened complaints that either individually or in the aggregate would have a Material Adverse Effect on the Company.

             (iii) The Company has provided to Parent a description of all written employment policies under which the Company is currently operating.

          (t) Licenses and Other Authorizations. The Company holds all material licenses, permits, registrations, orders, franchises, approvals and other authorizations, including those issued by any state or other regulatory authority, which are necessary to permit it to conduct its businesses as presently conducted ("Necessary Authorizations"). All such Necessary Authorizations are now, and will be after the Closing, valid and in full force and effect, and the Surviving Corporation shall have full benefit of the same. The Company has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any Necessary Authorization. Except as disclosed on the Company Disclosure Schedule, no fines or other penalties exceeding $1,000 individually or $10,000 in the aggregate have been assessed against the Company in any of the last five years relating to its business activities.

          (u) Transactions with Affiliates. Since the date of Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

          (v) Year 2000. The Company has implemented a program directed at ensuring that its products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and
     (ii) accurately processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations. The Company has taken commercially reasonable steps to assure that the year 2000 date change will not adversely affect, and such date change has not adversely affected the systems and facilities that support the operations of the Company, except as would not have a Material Adverse Effect on the Company.

          (w) State Takeover Laws. The Board of Directors of the Company has taken all necessary action so that the restrictions contained in Section 23B.19.040 of the WBCA applicable to a "significant business transaction" (as defined in Section 23B.19.020(15)) will not apply to the execution, delivery or performance of this Agreement or the Voting Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Voting Agreements. No other state takeover statute or similar statute or regulation is applicable to this Agreement or the Voting Agreements.

          (x) Shareholder Rights Plan. There is no shareholder rights plan or similar plan of the Company in effect that would cause additional securities of the Company or the right to receive such securities to be issued to some or all of the present holders of the Company Shares by reason of this Agreement or the consummation of the transactions contemplated hereby.

     5.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.2 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered by Parent to the Company (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.2, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.2 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

          (a) Corporate Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect on Parent. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (b) Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 25,000,000 shares of common stock, $0.01 par value per share, of which 8,355,721 shares were issued and outstanding as of January 26, 2001, and (ii) 5,000,000 shares of preferred stock, $0.01 par per share, none of which are issued or outstanding. All of the outstanding shares of capital stock of Parent are, and when Parent Shares are issued in the Merger such shares will be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights. Except as set forth in the Parent SEC Reports, the Parent has no outstanding stock appreciation rights, phantom stock, restricted stock or similar rights. As of the date of this Agreement, except as set forth in the Parent SEC Reports, there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Parent is a party, or by which the Parent may be bound, requiring it to issue, transfer, grant sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Parent. The transactions contemplated by this Agreement will not accelerate the vesting of any options, warrants or similar rights for the purchase of the Parent Shares.

          (c) Authority Relative to this Agreement. The Board of Directors of Parent has declared the issuance of Parent Shares advisable and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub (including, in the case of Merger Sub, all stockholder action by Parent as its sole stockholder) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (d) Present Compliance with Obligations and Laws. Neither Parent nor any of its subsidiaries is: (i) in violation of its certificate of incorporation, bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or
     (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under clauses (iii) or (iv) or, with respect to the Parent's subsidiaries only, clause (i) would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (e) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation (or other similar documents) or bylaws (or other similar documents) of Parent or any of its subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except (A) in connection with the applicable requirements of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, and the Exchange Act and the rules and regulations promulgated thereunder,
     (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Merger Sub is authorized to do business, (D) as may be required by any applicable state securities or "blue sky" laws, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect on Parent; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.2(e) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (f) Litigation. There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, alone or in the aggregate would be reasonably likely to result in obligations or liabilities of Parent or any of its subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of Parent or any of its subsidiaries, any acquisition of property (tangible or intangible) by Parent or any of its subsidiaries, the conduct of the business by Parent or any of its subsidiaries, or Parent's or Merger Sub's ability to perform its obligations under this Agreement or
     (ii) insofar as can be reasonably foreseen, individually or in the aggregate, would have a Material Adverse Effect on Parent.

          (g) SEC Reports; Financial Statements.

             (i) Since October 31, 2000, Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

             (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments). Since October 31, 2000, there has not been any material change, by Parent or any of its subsidiaries, in accounting principles, methods or policies for financial accounting purposes except as required by concurrent changes in GAAP.

          (h) No Liabilities; Absence of Certain Changes or Events. Neither Parent nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to knowledge of Parent, there is no reasonable basis for the assertion of any material claim or liability of any nature against Parent or any of its subsidiaries, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Parent Financial Statements for the period ending October 31, 2000, (ii) which have been incurred after October 31, 2000 in the ordinary course of business, consistent with past practice, or (iii) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Since October 31, 2000, the business of Parent and its subsidiaries has been carried on only in the ordinary and usual course, and there has not been any Material Adverse Effect on Parent.

          (i) Brokers and Finders. Neither Parent nor any of its subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          (j) The Registration Statements and Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statements will
     (i) in the case of each of the Registration Statements, at the time they become effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective affiliates, officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statements, Parent shall promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. Each of the Registration Statements will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this
     Section 5.2(j), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Registration Statements based on information supplied by the Company for inclusion or incorporation by reference therein.

          (k) Parent Intangible Property.

             (i) Parent owns, or possesses a valid and enforceable license or otherwise possesses legally enforceable rights to use, all material Parent Intellectual Property Rights (as hereafter defined) that are necessary to conduct the business of the Parent as currently conducted or planned to be conducted and has no restriction on the rights to use the same.

             (ii) Section 5.2(k)(ii) of the Parent Disclosure Schedule contains a list and description of all material Parent Intellectual Property Rights.

             (iii) Section 5.2(k)(iii) of the Parent Disclosure Schedule contains a list and description (showing in each case any licensee) of all Software owned by or licensed to the Parent excluding Software licensed to the Parent having a fee less than five thousand dollars ($5,000).

             (iv) Section 5.2(k)(iv) of the Parent Disclosure Schedule contains a list and description (showing in each case the parties thereto) of all material agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to (A) any copyright, patent right, servicemark or trademark listed in Section 5.2(k)(ii) of the Parent Disclosure Schedule, (B) any trade secrets owned by, licensed to or used by the Parent or (C) any Software listed in Section 5.2(k)(iii) of the Parent Disclosure Schedule.

             (v) The Parent is not nor will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach in any material respect of any license, sublicense or other agreement relating to the Parent Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Parent is authorized to use any third party patents, trademarks or copyrights, including Software, which are used in the manufacture of, incorporated in, or form a part of any product of the Parent. All such agreements of the Parent are listed in Section 5.2(k)(v) of the Parent Disclosure Schedule.

             (vi) (A) All material patents, registered trademarks, service marks and copyrights held by the Parent are valid and enforceable and any and all applications to register any unregistered copyrights, patent rights, servicemarks and trademarks to identified are pending and in good standing; and (B) the Parent has the sole and exclusive right to bring actions for infringement or unauthorized use of the material Parent Intellectual Property Rights and Software owned by the Parent, and the Parent has no knowledge of any basis for any such action. To the best of Parent's knowledge, the Parent has not been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party. To the best of Parent's knowledge, the conduct of the business of the Parent does not violate or infringe any intellectual property rights owned or controlled by any third party, and there are no claims, proceedings or actions pending or, to the knowledge of the Parent, threatened against the Parent (A) alleging that the Parent's activities infringe upon, violate or otherwise constitute the unauthorized use of any intellectual property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Parent Intellectual Property Rights, nor is there a valid basis for any such claim to the best of Parent's knowledge.

             (vii) The Parent has taken reasonable measures to safeguard and maintain their proprietary rights in all Parent Intellectual Property Rights owned by the Parent. There has been no disclosure of any trade secret of the Parent to any third party, other than pursuant to valid, enforceable, written non-disclosure agreements.

             (viii) The completion of the transactions contemplated by this Agreements will not alter or impair the right of the Parent to use any of the Parent Intellectual Property Rights.

             (ix) All material Parent Intellectual Property Rights owned by the Parent have been (A) acquired from a person or entity having full, effective and exclusive ownership thereof, (B) developed or created by employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Parent or any predecessor in interest thereof either: (1) with respect to copyrightable materials, is a party to a "work-for-hire" agreement under which the Parent or any predecessor in interest thereof is deemed to be the original owner/author of all property rights therein; or (2) with respect to copyrightable or patentable materials or materials subject to trade secret protection, has executed an assignment or an agreement to assign in favor of the Parent or any predecessor in interest thereof, of all right, title and interest in such material.

             (x) Excluding the Software identified in Section 5.2(k)(x) of the Parent Disclosure Schedule, (A) the Software owned or exclusively licensed by the Parent is not subject by agreement to any transfer, assignment, site, equipment, or other operational limitations; (B) the Parent has maintained and protected the Software that it owns (the "Parent Owned Software") (including, without limitation, all source code and system specifications) with appropriate proprietary notices (including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. sec. 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein; (C) the material Parent Owned Software has been registered or is eligible for protection and registration under applicable U.S. copyright law and has not been forfeited to the public domain; (D) the Parent has copies of all releases or separate versions of the Parent Owned Software so that the same may be subject to registration in the United States Copyright Office; (E) the Parent has complete and exclusive right, title and interest in and to the Parent Owned Software; (F) the Parent has developed the Parent Owned Software through its own efforts and for its own account or has otherwise acquired title thereto; (G) to the best of the Parent's knowledge, the Parent Owned Software does not infringe any copyright of any other Person;

        (H) any Parent Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or "proprietary") language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Parent; and
        (i) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Parent Owned Software by any other Person.

             (xi) "Parent Intellectual Property Rights" means any or all of the following and all rights in, arising out of, or associated therewith, whether registered or unregistered, as applicable: (i) United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions and discoveries (whether or not patentable), disclosures, trade secrets, formulae, methods, proprietary information, know-how technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor and all other corresponding rights thereto throughout the world; (iv) industrial designs and any registrations and applications therefor throughout the world; (v) trade names, logos, common law trademarks and service marks; trademark and servicemark registrations and applications therefor and all goodwill associated therewith throughout the world, (vi) data bases and data collections and all rights therein throughout the world; (vii) all Software, all Web addresses, sites and domain names; (viii) any similar corresponding or equivalent rights to any one of the foregoing; and (ix) all documentation directly related to any of the foregoing.

          (l) Agreements, Contracts and Commitments; Material Contracts. Except as set forth in the Section 5.2(l) of the Parent Disclosure Schedule, as of the date of this Agreement, the Parent is not a party to or bound by:

             (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Parent and with outstanding obligations in excess of $100,000;

             (ii) any agreement of indemnification or guaranty by the Parent not entered into in the ordinary course of business other than indemnification agreements between the Parent and any of its officers or directors in standard forms as filed by the Parent with the SEC;

             (iii) any agreement, contract or commitment containing any covenant limiting the freedom of the Parent to engage in any line of business or conduct business in any geographical area, compete with any person;

             (iv) any material joint venture, partnership, and other contract (however named) involving a sharing of profits or losses by the Parent with any other Person;

             (v) any contract for capital expenditures in excess of $50,000;

             (vi) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business; or

             (vii) any other material contract or agreement of the Parent and that involves payment of $50,000 or more not otherwise listed in any other section of the Parent Disclosure Schedule.

     No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Parent of the Parent or, to the knowledge of the Parent, any other party thereto under, or result in a right in termination of, any contract listed herein, except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Parent. Except as provided for herein, at the Effective Time, no Person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause the Parent to appoint a Person as, a director of the Parent.

          (m) Listings. The Parent's securities are not listed or quoted for trading on any U.S. domestic or foreign securities exchange other than the NASDAQ (as hereafter defined) and the Parent is in material compliance with the rules and regulations of the NASD with respect to such listing.

          (n) Taxes. Other than as disclosed in Section 5.2(n) of the Parent Disclosure Schedule, (i) Parent and each of its subsidiaries have filed all Tax Returns required to be filed by it or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect do not have a Material Adverse Effect; (ii) all Tax Returns filed by Parent and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate does not have a Material Adverse Effect; (iii) Parent and each of its subsidiaries have paid (or Parent has paid on the subsidiaries' behalf) all Taxes shown as due on such returns (and all Taxes required to be paid whether or not shown as due on such returns, except to the extent that the failure to pay unreported Taxes does not have a material Adverse Effect), and the most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements; (iv) no deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries that are not adequately reserved for, except for deficiencies that do not have a Material Adverse Effect, and no requests for waivers of the time to assess any such Taxes have been granted or are pending; (v) the Parent has made adequate provisions in the Parent's books and records for Taxes with respect to its current taxable year; (iv) there is no claim or assessment pending against Parent or any of its subsidiaries for any alleged deficiency in Taxes (except for assessments assessed prior to the date payment is required); and (vii) to the knowledge of Parent there is no audit or investigation currently being conducted that could cause Parent or any of its subsidiaries to be liable for any Taxes and there are no agreements in effect to extend the period of limitations for the assessment or collection of any tax for which Parent or any of its subsidiaries may be liable, and (viii) parent is not a party to any agreement that would require it to make any excess parachute payment pursuant to Section 280G of the Code. "Tax Returns" means returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other federal, state or local taxing authority domestic or foreign, including without limitation, consolidated, combined unitary and estimated tax returns.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

     6.1  Conduct of Business of the Company.

          (a) The Company covenants and agrees that, during the period from the date of this Agreement to the Effective Time (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement) it will conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, use its best efforts to keep available the service of its current officers and employees and preserve its relationships with customers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time.

          (b) Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, the Company shall not without the prior written consent of Parent, which will not be unreasonably withheld:

             (i) accelerate, amend or change the period of exercisability or vesting of any outstanding options or other rights granted under the Company Option Plans, reprice options granted under the Company Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans, as the case may be, or authorize cash payments in exchange for any options or other rights granted under any of such plans, except to the extent required under any Company Option Plan or any individual agreement as in effect on the date of this Agreement;

             (ii) except for shares to be issued upon (A) exercise of outstanding options as contemplated pursuant to Section 6.14, (B) exercise of outstanding warrants, or (C) delivery of the number of Company Shares to National Financial Communications Corp, doing business as OTC Financial Network, a Massachusetts corporation ("NFCC"), in connection with the Company's termination of that certain Consulting Agreement by and between the Company and NFCC, dated as of November 6, 2000, determined in accordance with the terms and conditions thereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (1) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or
        (2) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date of this Agreement;

             (iii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Company Shares), other than the Debentures and Debenture Warrants (as hereafter defined);

             (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock;

             (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger as provided for herein);

             (vi) adopt any amendments to its articles of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries;

             (vii) make any acquisition, by means of merger, consolidation or otherwise, or dispositions, of assets or securities (except for acquisitions or dispositions in the ordinary course of business, none of which are acquisitions or dispositions of businesses);

             (viii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

             (ix) make or revoke any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes (except for Tax elections which are consistent with prior such elections (in past years));

             (x) incur any material liability for Taxes other than in the ordinary course of business;

             (xi) incur or commit to incur any capital expenditures in excess of current budgets for capital expenditures which were provided by the Company to Parent prior to the date of this Agreement;

             (xii) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any comment with respect to any contract or license not consistent with past practices of the Company;

             (xiii) enter into any strategic alliance or joint marketing arrangement or agreement other than routine alliances, arrangements or agreements;

             (xiv) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice;

             (xv) except as required by this Agreement or as required to be held in accordance with a valid stockholder request, call or hold any meeting of stockholders of the Company;

             (xvi) transfer or license to any Person or entity or otherwise extend, amend or modify any Company Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

             (xvii) make any change to accounting policies or procedures, except as may be required by GAAP or applicable law;

             (xviii) take any action (other than pursuant to this Agreement) to cause the Company Shares not to be eligible for trading on the OTC;

             (xix) take any action to render inapplicable, or to exempt any third party from, any statute referred to in Section 5.1(v);

             (xx) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (c) Between the date of this Agreement and the Effective Time, the Company shall not (without the prior written consent of Parent): (A) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company, or as required by the terms of any contract disclosed pursuant to this Agreement, increase the compensation, bonus or other benefits payable or to become payable to any director, officer, other employee or independent contractor; (B) except as required to comply with applicable law, pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by (or in a manner or at a time not provided in) any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date of this Agreement to any such director, officer,

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

     employee or independent contractor, whether past or present; (C) enter into any new or amend any existing employment or severance agreement with or for the benefit of any such director, officer, employee or independent contractor; (D) become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date of this Agreement, or amend, terminate or change any funding policies or assumptions for any such plan or arrangement in existence on the date of this Agreement if such amendment, termination or change would have the effect of enhancing any benefits thereunder or increasing the cost thereof to the Company; or (E) increase the total head count of Company in an amount greater than an increase in the ordinary course of business consistent with past practice.

          (d) Between the date of this Agreement and the Effective Time, the Company will use commercially reasonable best efforts to maintain in full force and effect all of its presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

     6.2  No Solicitation.

          (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company or any of its Representatives (as hereafter defined) with respect to any proposed, potential or contemplated Acquisition Proposal (as hereafter defined).

          (b) From and after the date of this Agreement, without the prior written consent of Parent, the Company will not, will not authorize, and shall use its reasonable best efforts to cause all of its officers, directors, employees, financial advisors, agents or representatives (each a "Representative") not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person (a "Third Party"), or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal.

          (c) Notwithstanding the provisions of Section 6.2(b) above, at any time prior to obtaining the Company Stockholder Approval as contemplated by
     Section 6.3 hereof, the Company may, in response to an unsolicited written offer or proposal with respect to a potential or proposed Acquisition Proposal (that does not violate Sections 6.2(a) or (b)) engage in negotiations or discussions with, or provide information or data to, any Third Party relating to any Acquisition Proposal if the Company's Board of Directors determines in good faith, upon advice from outside legal counsel to the Company, that such Acquisition Proposal constitutes a Superior Proposal and such action is required to comply with its fiduciary duties under applicable law. Subject to all of the foregoing requirements, the Company will immediately notify Parent orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Third Party with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal and immediately notify Parent of all material terms of any Acquisition Proposal, including the identity of the Third Party making the Acquisition Proposal or the request for information, if known, and thereafter shall inform Parent on a timely, ongoing basis of the status and content of any discussions or negotiations with a Third Party, including immediately reporting any changes to the terms and conditions of the Acquisition Proposal.

          (d) In the event the Board of Directors of the Company has determined that any Acquisition Proposal constitutes a Superior Proposal (as determined in accordance with Section 6.2(c)), (i) the Company shall promptly notify the Parent thereof and (ii) for a period of five days after delivery of such notice, the Company and its Representatives, if requested by

     Parent, shall negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger on such adjusted terms. After such five day period, the Board of Directors of the Company may then (and only then) withdraw or modify its approval or recommendation of the Merger and this Agreement and recommend such Superior Proposal.

          (e) The Company agrees not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal or who the Company or any of its Representatives have had discussions with regarding a proposed, potential or contemplated Company Acquisition Transaction unless the Company's Board of Directors shall conclude, in good faith, that such action will lead to a Superior Proposal and that, after receiving advice from outside legal counsel to the Company, such action is required for the Board of Directors to comply with its fiduciary duties under applicable law.

          (f) For purposes of this Agreement:

             (i) "Acquisition Proposal" shall mean, with respect to the Company, any bona fide inquiry, proposal or offer from any Third Party relating to any (A) direct or indirect acquisition or purchase of a business of the Company, that constitutes 20% or more of the net revenues, net income or assets of the Company, (B) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the capital stock of the Company, or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company whose business constitutes 20% or more of the consolidated net revenues, net income or assets of the Company.

             (ii) Each of the transactions referred to in clauses (A) through
        (D) of the definition of Acquisition Proposal, other than any such transaction to which Parent or any of its subsidiaries is a party, is referred to herein as a "Company Acquisition Transaction."

             (iii) "Superior Proposal" means any bona fide written offer made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Company Shares then outstanding or all or substantially all the assets of the Company (i) on terms that the Board of Directors of the Company determines in its good faith judgment (after taking into account all the terms and conditions of the offer deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing for such offer) are materially more favorable from a financial point of view to its stockholders than the Merger; and (ii) that constitutes a transaction that, in such Board of Directors' judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

          (g) Except as expressly permitted by Section 6.2(d), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or Company Acquisition Transaction. Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act. The foregoing shall in no way limit or otherwise effect Parent's right to terminate this Agreement pursuant to
     Section 8.4 at such time as the requirements of such Section have been met. The Company shall seek the written consent of the Majority Stockholders contemplated by Section 6.3 even if the Board of Directors of the Company have taken any such action pursuant to this Section 6.2(g)(i) or (ii) above. Nothing in this Section 6.2 shall (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to any Acquisition Proposal or (z) affect any other obligation of the Company under this Agreement.

     6.3 Company Stockholders Meeting. Subject to Section 6.2(d), the Company shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene, and will convene, a meeting of its stockholders (the "Company Stockholder Meeting") as promptly as practicable to consider and vote upon the approval of the Merger. Subject only to Section 6.2(d), the Board of Directors of the Company shall recommend and shall declare advisable such approval (the "Company Stockholder Approval"). Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use its best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the WBCA and its articles of incorporation and bylaws to approve and adopt this Agreement and the Merger.

     6.4 S-3 Registration Statement and S-4 Registration Statement; Proxy Statement. Parent will, as promptly as practicable, prepare and file with the SEC (i) a registration statement on Form S-3 (the "S-3 Registration Statement"), in connection with the registration under the Securities Act of the Parent Shares issuable after conversion of the Company Shares to the holders of the Company Shares listed on Schedule 6.4 hereto, containing a resale prospectus for such Parent Shares, and (ii) a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the Parent Shares issuable upon conversion of the Company Shares and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement"). The Company and Parent will, and will cause their accountants and lawyers to, use their reasonable best efforts to have or cause each of the Registration Statements declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. The Company will use its best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date and will coordinate and cooperate with Parent with respect to the timing of such mailing. Parent shall also take any action required to be taken under state "blue sky" or other securities laws in connection with the issuance of Parent Shares in the Merger and pursuant to the S-3 Registration Statement.

     6.5 Listing Application. Parent shall as soon as practicable prepare and submit to the Nasdaq Stock Market National Market ("NASDAQ") a listing application with respect to the Parent Shares issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Shares on such exchange, subject to official notice of issuance.

     6.6 Access to Information. Upon reasonable notice, the Company shall afford to officers, employees, counsel, accountants and other authorized representatives of the Parent (the "Authorized

Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, assets, books and records and, during such period, shall furnish promptly to such Authorized Representatives all information concerning its business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section
6.6 shall affect or be deemed to modify any of the representations or warranties made by the Company.

     6.7 Publicity. The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to this Agreement or the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with Parent or the Company, as applicable, before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Board of Directors of the Company withdraws its recommendation of this Agreement in compliance herewith, neither Party will be required to consult with or obtain the agreement of the other in connection with any press release or public announcement.

     6.8  Indemnification of Directors and Officers.

          (a) From and after the Effective Time, Parent shall, and in addition shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company (each an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement in accordance with the terms of this Section 6.8 arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law, including as provided for in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect as of the Effective Time (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that, if required under applicable law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Without limiting the foregoing, Parent acknowledges and agrees that, to the extent permitted by Delaware law, it shall indemnify and hold harmless, from and after the Effective Time, the officers and directors of the Company from and against any claim that they have breached the fiduciary duty to the Company or its shareholders as a result of their approval of this Agreement and the transactions contemplated thereby. The articles of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the Surviving Corporation to fulfill and honor, provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified Parties as those set forth in the articles of incorporation and bylaws of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

          (b) Parent shall cause the Surviving Corporation to maintain in effect for not less than three (3) years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company, Parent and their subsidiaries with respect to matters occurring prior to the Effective Time; provided, however, that Parent may substitute therefor policies covering the Indemnified Parties with coverage in amount and scope substantially similar to such existing policies; provided further, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 6.8(b) in excess of 125% of amount of aggregate premiums paid by the Company in 2000 on the annualized basis for such purpose.

          (c) If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.8.

     6.9 Affiliates. The Company shall deliver to Parent a letter identifying all persons who may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Company Affiliates"), and such list shall be updated as necessary to reflect changes from the date thereof.

     6.10 Maintenance of Insurance. Between the date of this Agreement and through the Effective Time, Company shall use commercially reasonable best efforts to maintain in full force and effect all of its presently existing policies of insurance comparable to the coverage afforded by such policies.

     6.11 Representations and Warranties. Each of the Company and Parent shall give prompt notice to the other of any circumstances that would cause any of their respective representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time; provided, that delivery of such notice shall not cure or be deemed to cure any breach of a representation or warranty.

     6.12 Filings; Reasonable Best Efforts to Consummate Transactions. Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act (if any), the Securities Act, the Exchange Act, and any other applicable law with respect to this Agreement and the transactions contemplated hereby; (b) cooperate in the preparation of such filings or submissions; and (c) use their reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

     6.13 Tax-Free Reorganization Treatment. It is intended that the Merger be treated as a reorganization within the meaning of Section 368 of the Code. Prior to the Effective Time, the Parties shall use their reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code and to obtain the opinion of their respective counsels contemplated by Section 7.1(f) and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368 of the Code. After the Effective Time, the Parties will take tax positions consistent with the qualification of the Merger as a tax-free reorganization.

     6.14 Company Options. The Company shall, (i) encourage each holder of a Company Option that is vested (or vests before the Effective Time) to exercise that Company Option as soon as practicable before the Effective Time pursuant to the terms and conditions of the Company Option Plan governing it or any other agreement granting that Company Option and (ii) terminate each Company Option (whether vested or unvested), if any, that is not exercised on or before the Effective Time, as of the Effective Time, on terms and conditions satisfactory to Parent. Prior to the

Effective Time, Company shall deliver to Parent, in form reasonably satisfactory to Parent, evidence that each holder's rights pursuant to the Company Option Plans and Company Options granted thereunder to acquire Company Shares or to receive any other compensation shall be terminated or cancelled and will be of no further force or effect, from and after the Effective Time.

     6.15  Accountant's Comfort Letters.

          (a) The Company shall use reasonable best efforts to cause Tanner & Co., the Company's independent public accountants, to deliver to Parent two letters, one dated approximately the date on which the Registration Statements shall become effective and one dated the Closing Date, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with Registration Statements.

          (b) Parent shall use reasonable best efforts to cause PricewaterhouseCoopers LLC, the Parent's independent public accountants, to deliver to the Company two letters, one dated approximately the date on which the Registration Statements shall become effective and one dated the Closing Date, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with Registration Statements.

     6.16 Debentures. The Company shall have (i) complied with all redemption obligations of the Debentures (including, without limitation, the monthly redemption of US$50,000 of principal and accrued interest) and (ii) used reasonable efforts to redeem in full all amounts due and owing (including, without limitation, the outstanding principal and interest) to the holders of the Debentures, each as of and including the date of repayment in accordance with the terms of the Debenture or pursuant to terms and conditions reasonably satisfactory to Parent; provided however that the Company's obligations to make any redemption in excess of existing obligations of the Company shall be subject to the availability of resources therefor provided by any Person, including the Parent, on terms reasonably satisfactory to the parties hereto or in accordance with Section 6.22 below.

     6.17 Employee Benefits. From and after the Effective Time until the one-year anniversary thereof, Parent shall, or shall cause the Surviving Corporation to, offer to the employees of the Surviving Corporation employee benefit plans, policies and programs substantially equivalent to all such plans, policies or programs currently offered to employees of the Company as listed on the Company Scheduled Plans.

     6.18 Company Warrants. After the Effective Time, each Substitute Warrant shall be subject to the same terms and conditions as were applicable under the related Company Warrant immediately prior to the Effective Time. The Company agrees that it will not grant any warrants and will not permit cash payments to holders of Company Warrants in lieu of the substitution therefor of Substitute Warrants, as described herein without the prior consent of the Parent which shall not be unreasonably withheld. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Warrant an appropriate notice setting forth such holder's rights pursuant to the Company Warrant Agreements and such holder's rights to acquire Parent Shares and the agreement of such holder evidencing the grants of such Company Warrants shall be deemed to be appropriately amended so that such Company Warrants shall represent rights to acquire Parent Shares on substantially the same terms and conditions as contained in the outstanding Company Warrants (subject to the adjustments required by Section 4.1 after giving effect to the Merger and the terms of the Company Warrant Agreements).

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

     6.19 Voting Agreement. The Parent shall have received from Johnny R. Thomas an executed Voting Agreement no later than February 14, 2001, in form and substance reasonably satisfactory to Parent.

     6.20 Business of Parent Pending Closing. During the period between the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that unless the Company shall otherwise agree in writing, which agreement shall not unreasonably be withheld, and except as contemplated by this Agreement:

          (i) Parent shall use its reasonable efforts to preserve substantially intact the assets and business of the Parent and its subsidiaries;

          (ii) Parent shall not materially amend or otherwise change its Certificate of Incorporation or By-Laws; and

          (iii) Parent shall not declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof or any rights to acquire same) in respect of any of its capital stock, other than regular cash dividends consistent with past practice.

     6.21 Fairness Opinion. The Company shall retain a reputable appraiser or investment banker (the "Company Financial Adviser") to render a written opinion to the effect that as of the date of the Agreement and based upon and subject to the matters stated herein, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares. The Company shall obtain the authorization of the Company Financial Advisor to permit the inclusion of such opinion in the S-4 Registration Statement and Proxy Statement.

     6.22  Parent Redemption of Debentures.

          (a) At any time after the date of this Agreement prior to the termination of this Agreement, the Parent may, in its sole discretion, redeem in full all amounts due and owing to the holders of the Debentures, on terms and conditions satisfactory to the Parent.

          (b) In the event the Parent redeems in full all amounts due and owing to the holders of the Debentures, the Company hereby agrees (i) to immediately issue to the Parent debentures and debenture warrants in amounts and on terms and conditions substantially the same as those currently in force and effect relating to the Debentures and Debentures Warrants, and (ii) to use reasonable efforts to facilitate any such redemption.

                                   ARTICLE VII
                                   CONDITIONS

     7.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

          (a) this Agreement and the Merger shall have been approved by the stockholders of the Company in accordance with the WBCA;

          (b) the Registration Statements shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statements shall have been issued by the SEC and remain in effect;

          (c) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect which (i) has the effect of making the consummation of the Merger or the other transaction contemplated hereby illegal,

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

     (ii) materially restricts, prevents or prohibits consummation of the Merger or any of the transactions contemplated hereby or (iii) would impair the ability of Parent to own the outstanding shares of the Surviving Corporation, or operate its businesses (including the businesses of the Surviving Corporation), following the Effective Time (collectively, "Restraints"); and there shall not be pending any suit, action or proceeding by any Governmental Entity or third party which would have any of the foregoing effects; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

          (d) the waiting period(s) under the HSR Act, if applicable, shall have expired;

          (e) no Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunctions or arbitration award or finding (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits the consummation of the Merger or any other transactions contemplated in this Agreement;

          (f) each of Parent and the Company shall have received a written opinion from its respective tax counsel (PricewaterhouseCoopers LLP and Snow Becker Krauss P.C., respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from Parent, the Company and Merger Sub in form and substance reasonably satisfactory to such tax counsel;

          (g) the Parent Shares to be issued pursuant to the Merger shall have been duly approved for trading on the NASDAQ, subject to official notice of issuance;

          (h) Company and Barbara Morris shall have executed an employment agreement substantially in the form of Exhibit C hereto; and

          (i) Company and Carol Loomis shall have executed an employment agreement substantially in the form of Exhibit D hereto.

     7.2 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger also are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

          (a) the representations and warranties of Parent set forth in Section
     5.2 that are qualified as to materiality or Material Adverse Effect shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement;

          (b) Parent and its subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (c) Parent shall have delivered to the Company a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in clauses (a), (b) and (d) of this Section 7.2 is satisfied;

          (d) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect on Parent;

          (e) Parent shall have made available incentive compensation not less than (i) $110,000 and (ii) options to purchase 37,000 shares of Parent Shares, each in the aggregate, to be offered to specific key employees of the Company determined by the Parent, after consultation with the Company's president at such time of issuance or grant, and which shall be issued or granted, as the case may be, based on performance, on terms and conditions reasonably satisfactory to Parent.

     7.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate the Merger also are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law:

          (a) the representations and warranties of the Company set forth in
     Section 5.1 that are qualified as to materiality or Material Adverse Effect shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement;

          (b) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (c) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in clauses (a), (b) and (d) of this Section 7.3 is satisfied;

          (d) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect on the Company;

          (e) Barbara Morris shall have entered into the Morris Employment Agreement;

          (f) Carol Loomis shall have entered into the Loomis Employment Agreement;

          (g) Barbara Morris shall have entered into a Lock-Up Agreement substantially in the form of Exhibit E hereto (a "Lock-Up Agreement");

          (h) Carol Loomis shall have entered into a Lock-Up Agreement; and

          (i) holders of Company Shares owing an aggregate percentage interest of no more than five percent (5%) of the outstanding Company Shares on the date of this Agreement shall have given written notice to the Company of such stockholder's wish to assert their respective right to elect to exercise its appraisal rights with respect to the Merger, as provided in the WBCA.

                                  ARTICLE VIII

                                   TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of the Company and Parent.

     8.2 Termination by either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of either the Company or Parent if:

          (a) the Merger shall not have been consummated by August 31, 2001; provided, however, that the right to terminate this Agreement under this
     Section 8.2(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement or the Voting Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

          (b) if any Restraint shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement -- under this Section 8.2(b) shall not be available to any Party who fails to use reasonable best efforts to remove such Restraint before it becomes final and nonappealable.

     8.3 Termination by the Company. This Agreement may be terminated upon written notice to Parent, and the Merger may be abandoned, at any time prior to the Effective Time, by action of the Board of Directors of the Company, if (A) Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that (i) the condition set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty
(20) business days following receipt by Parent of notice of such breach or failure to comply or (B) all of the Debentures shall not have been redeemed within 90 days after the date of this Agreement unless such failure to redeem is the result of the failure of the Company to make such redemption either (i) at a time when it has or has been provided by any Person, including the Parent, the resources therefor or (ii) in violation of Section 6.16.

     8.4 Termination by Parent. This Agreement may be terminated upon written notice to the Company, and the Merger may be abandoned, at any time prior to the Effective Time, by action of the Board of Directors of Parent, if:

          (a) the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that (i) the condition set forth in
     Section 7.3(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by the breaching Party of notice of such breach or failure to comply; or

          (b) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval to the Merger and this Agreement, (iii) the Board of Directors of the Company or any committee thereof shall have recommended any Acquisition Proposal, (iv) the Company or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.2,

     (v) the Company shall enter into an agreement to consummate a Company Acquisition Transaction, (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (vii) any Company Acquisition Transaction is consummated.

     8.5  Effect of Termination; Termination Fee.

          (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the payment of expenses pursuant to Section 9.1, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) with respect to intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.

          (b) Company Termination Fee.

             (i) If this Agreement is terminated by the Company for any reason other than as set forth in Sections 8.2 or 8.3 or any actions related thereto, or if this Agreement is terminated by Parent pursuant to
        Section 8.4, then the Company shall pay Parent a fee equal to the greater of (A) in the event that any Company Acquisition Transaction is consummated, 50% of the difference between (1) the fair market value of all consideration, including cash and/or securities, received from a Third Party for the Company Shares in any Company Acquisition Transaction and (2) $12,000,000, or (B) $2,000,000 (the "Company
        Termination Fee").

             (ii) The Company Termination Fee shall be payable by wire transfer of immediately available funds upon such termination of this Agreement.

          (c) Parent Termination Fee. If this Agreement is terminated by Parent for any reason other than as set forth in Sections 8.2 or 8.4, or if this Agreement is terminated by the Company by reason of Section 8.3, then Parent shall pay Company a fee equal to $2,000,000 (the "Parent Termination Fee").

          (d) Each Party acknowledges that the agreements contained in Sections 8.5(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Party would not enter into this Agreement, and accordingly, if either (i) the Company fails to pay the Company Termination Fee when due pursuant to Section 8.5(b), or (ii) the Parent fails to pay the Parent Termination Fee when due pursuant to Section 8.5(c), then such amount shall be payable with interest at the prime rate announced by Citibank, N.A. in effect from the date such payment was required to be made to the date of payment. If the non-terminating Party commences suit which results in a judgment against the terminating Party for payment pursuant to Sections 8.5(b) or (c), then the terminating Party shall pay the non-terminating Party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit.

          (e) Sole Remedy. If this Agreement is terminated under circumstances in which either the Company is entitled to receive the Parent Termination Fee, or the Parent is entitled to receive the Company Termination Fee, then the payment of such Company Termination Fee, or Parent Termination Fee, as applicable, shall be the sole and exclusive remedy available, except in the event of (x) a willful breach by one Party of any provision of this Agreement, or (y) the intentional or knowing misrepresentation by one Party in connection with this Agreement or the transactions contemplated hereby, in which event the other Party shall have all rights, powers and remedies against such Party which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

     9.1 Payment of Expenses. Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay any and all property or transfer taxes imposed on the Surviving Corporation. The filing fee and the cost of printing the S-4 Registration Statement and the Proxy Statement and the filing fee for the required filing under the HSR Act, if any, shall be borne equally by the Company and Parent. The filing fee and the cost of printing the S-3 Registration Statement shall be borne solely by the Parent.

     9.2 Non-Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

     9.3 Modification or Amendment. Subject to the applicable provisions of the DGCL and WBCA, at any time prior to the Effective Time, the parties hereto, by resolution of their respective Board of Directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties; provided, however, that after the approval of the Merger by the requisite approval of the Company's stockholders, no amendment which requires further stockholder approval shall be made without such approval of such stockholders.

     9.4 Waiver of Conditions. The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable law.

     9.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

          (a) if to Parent or Merger Sub, to:

           PLATO Learning, Inc.
           10801 Nesbitt Avenue South
           Bloomington, Minnesota 55437
           Attention: John Buske
           Facsimile: (952)832-1210
        with a copy to:

           Winston & Strawn
           35 West Wacker Drive
           Chicago, Illinois 60601
           Attention: Leland E. Hutchinson
           Facsimile: (312)558-5700

          (b) if to the Company, to:

           Wasatch Interactive Learning Corporation
           5250 South Commerce Drive
           Suite 101
           Salt Lake City, Utah 84107
           Attention: Barbara Morris
           Facsimile: (801)269-1509

          with a copy to:

           Snow Becker Krauss P.C.
           605 Third Avenue
           25th Floor
           New York, New York 10158
           Attention: Elliot Lutzker
           Facsimile: (212)949-7052

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice.

     9.8 Entire Agreement; Assignment. This Agreement, including the Disclosure Schedules and the Exhibits attached hereto, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise.

     9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.8 shall inure to the benefit of and be enforceable by the Indemnified Parties.

     9.10 Certain Definitions. As used herein the following terms shall have the following meanings and, unless the context otherwise requires, use of the singular form shall include the plural and any gender shall be deemed to include both genders:

          (a) "Debentures" means those certain 7% convertible debentures due March, 2003 of the Company in the aggregate principal amount of $4,000,000.

          (b) "Debenture Warrants" means those certain warrants issued March 16, 2000 to purchase 196,078 shares of Company Shares issued in connection with the Debentures.

          (c) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

          (d) "Governmental Entity" means the United States or any supranational, national, state, municipal, local or foreign government, or any instrumentality, division, subdivision, court, agency, department or authority of any thereof or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

          (e) "Knowledge" with respect to a Party hereto shall mean the actual knowledge of any of the executive officers of such Party.

          (f) "Material Adverse Effect" shall mean, with respect to any Person, any change, circumstance, event or effect that individually or in the aggregate with all other changes, circumstances, events or effects (i) is or is reasonably likely to be materially adverse to the business, operations, financial condition, results of operations or prospects of such Person and its subsidiaries taken as a whole or (ii) will, or would be reasonably likely to, prevent or materially impair such Person's ability to consummate the Merger or the other transactions contemplated by this Agreement.

          (g) "Parent Share Market Value" means the volume-weighted average of the closing prices of the Parent Shares on the NASDAQ National Market System on each of the 5 trading days ending on (and including) the date immediately prior to the Closing Date.

          (h) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, subsidiary, entity or Governmental Entity.

          (i) "Plan Affiliate" means any corporation, trade or business that is a member of a controlled group of corporations, a group of trades or businesses under common control, or an affiliated service group, as described in Sections 414(b), (c), (m) and (o) of the Code, which the Company is also a member.

          (j) "Significant Tax Agreement" is any agreement to which any Party or any subsidiary of any Party is a party under which such Party or such subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.

          (k) "Software" means all computer software and subsequent versions thereof, including but not limited to, source code, firmware, development tools, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, recording data, materials manuals, design notes and other items and documentation related thereto or associated therewith and all media which any of the foregoing is recorded.

          (l) "subsidiary" shall mean, when used with reference to any entity, any entity fifty percent (50%) or more of the outstanding voting securities or interests of which are owned directly or indirectly by such former entity.

          (m) "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, net or gross income, capital gains, profits, license, capital, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, goods and services, excise, severance, stamp, premium, windfall profits, customs, duties, property or other taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

     9.11 Obligations of Subsidiary. Whenever this Agreement requires any subsidiary of a Party to take any action, such requirement shall be deemed to include an undertaking on the part of such Party to cause such subsidiary to take such action.

     9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     9.13 Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

     9.14 Trial by Jury. Each of the Parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, the Voting Agreement or Merger or any of the other transactions contemplated hereby or thereby.

     9.15 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first herein above written.

                                            PLATO LEARNING, INC.

                                            By:       /s/ JOHN MURRAY
                                              ----------------------------------
                                                Name: John Murray
                                                Title: President and Chief
                                                Executive Officer

                                            WILC ACQUISITION CORPORATION

                                            By:       /s/ JOHN MURRAY
                                              ----------------------------------
                                                Name: John Murray
                                                Title: President and Chief
                                                Executive Officer

                                            WASATCH INTERACTIVE LEARNING
                                            CORPORATION

                                            By:     /s/ BARBARA MORRIS
                                              ----------------------------------
                                                Name: Barbara Morris
                                                Title: President

 EXHIBIT E

                              PLATO LEARNING, INC.

                                LOCK-UP AGREEMENT

                                ________ __, 2001


PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437

Ladies and Gentlemen:

     The undersigned is a beneficial owner of securities of PLATO Learning, Inc., a Delaware corporation (the "Company"). The undersigned understands that the Company is engaged in the preparation of a registration statement on Form S-3, Registration No. 333-_______ (the "Registration Statement"), in connection with the proposed registration and distribution (the "Distribution") of ___ shares of the Company's Class A Common Stock, $0.01 par value per share (the "S-3 Common Stock").

     The undersigned recognizes that it is in the best financial interests of the undersigned, as a beneficial owner of securities of the Company, to enter into this agreement to facilitate the Distribution and to provide for an orderly trading market for the S-3 Common Stock during the period following the commencement of the Distribution.

     In consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned hereby agrees and represents to you that the undersigned will not, without prior written consent of the Company, offer to sell contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to twenty-five percent (25%) of the aggregate number of shares of S-3 Common Stock (collectively, the "Securities") at the date of effectiveness of the Registration Statement owned directly by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition for a period commencing on the date of the effectiveness of the Registration Statement and continuing to and including the date one-year after the date of the effectiveness of the Registration Statement (the "Lock-up Period").

     The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a disposition of Securities during the Lock-up Period, even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions include, without limitation, any short sale (including short sales "against the box") or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Securities.

     The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Securities issued or issuable to the undersigned.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-up Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and permitted assigns of the undersigned.

     Executed as of the date first above written.

                                             Very truly yours,


                                    -------------------------------------------
                                        (print exact name of stockholder)


                                    By:
                                       ----------------------------------------
                                               (signature)


                                    -------------------------------------------
                                               (print name and title)